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FOR:              RURAL/METRO CORPORATION

APPROVED BY:      Mark Liebner
                  Chief Financial Officer

CONTACT:          MORGEN-WALKE ASSOCIATES
                  Investor Relations:       John Swenson, Elizabeth Snowdon
                  (415) 296-7383
                  Media Relations:          Sheryl Seapy, Carol Lehrman
                  (415) 296-7383
                  Wire Services:            Karen Amlong
                  (212) 850-5600


FOR IMMEDIATE RELEASE

             RURAL/METRO PROVIDES OUTLOOK ON FOURTH QUARTER RESULTS

SCOTTSDALE, AZ/JUNE 11, 1998---Rural/Metro Corporation (Nasdaq: RURL) today provided a preliminary outlook, based on current business trends, for its fourth fiscal quarter ending June 30, 1998. Revenue for the period is expected to range between $125 million and $130 million. Net income for the quarter, including the effect of non-recurring charges and a non-recurring gain, is currently expected to range between $3.5 million and $4.5 million, or $0.25 to $0.30 per fully diluted share. Included in the quarter's anticipated results is a non-recurring provision for severance payments of approximately $0.08 per fully diluted share, a non-recurring gain realized in the fourth quarter of $0.18 per fully diluted share resulting from the sale of stock of HBO & Co., which Rural/Metro had held as a minority interest in a predecessor company, and a provision of approximately $1 million, or $0.08 per fully diluted share, in the fourth quarter to increase the Company's effective income tax rate. In the fourth quarter of fiscal 1997, the Company reported revenue of $83.4 million and net income of $975,000, or $0.08 per share, including non-recurring expenses of $3.9 million after-tax.

In addition, the Company intends, based on current business trends, to add to its provision for doubtful accounts an amount estimated to be approximately $10 million after-tax, or approximately $0.69 per fully diluted share, during the fourth quarter. The intention to incur this


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charge in the fiscal fourth quarter reflects a more difficult medical reimbursement environment that has begun to effect the delivery of health care services nationally and has caused delays in collecting the Company's accounts receivables. In future periods the bad debt provision, as compared to the levels historically provided for, could increase as a result of this industry trend.

"Rural/Metro currently faces external and internal operating challenges," said Warren S. Rustand, Chairman and CEO. "However, we have a long history of operating excellence having successfully responded to both internal and external challenges for more than five decades. We recognize the volatility of the health care industry, and in particular, the difficulty of the current reimbursement environment. During the past few months we have also experienced a mounting challenge from the consolidation of billing functions from acquired companies into our regional billing centers that has affected invoicing during start-up periods. These operational issues have now been largely resolved through overtime and temporary staffing assignments. In addition, we have changed the leadership of our billing and collection operations and expanded our successful predictive dialer collection system capacity by 75%. The recent results of cash collections indicate that we are experiencing a record collection month in June.

"We believe that the current operating results reflect, in part, difficulties in adaptation to the larger regional structures that were implemented during the current fiscal year in response to the approximately $200 million of acquisition activity of the last two years. As a result, early in this fiscal year the Company accelerated the process of hiring operational management who have experience in large system operations. We experienced productivity delays as new hires learned new markets and systems. The potential payoff from the additional talent is being leveraged by greater systems support, such as data warehousing with query capabilities, that provides more current information on operational statistics than those available under current monthly reports. Recently, we implemented 'IMPACT' project teams that provide operational support and audit. This effort will be expanded during fiscal 1999 to assure that every area manager has sufficient


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resources when faced with extraordinary challenges or opportunities.
Additionally, we have begun an organizational design effort to look at areas of our cost structure to reduce redundant functions and to outsource where possible, thereby creating a management team that is more responsive to the changing environment.

"We must also acknowledge that the effect of the recent decline in our share value will necessitate that the pace of acquisitions be slowed during the foreseeable future. However, we believe that the opportunity for Rural/Metro to conserve capital is completely in keeping with our long-term strategic goals of broadening our market reach through contractual relationships. Notwithstanding the longer sell cycles of these growth opportunities, we believe the results we have recently started to experience in new contracts with hospital systems and 911 emergency service systems have the highest potential for sustainable EPS growth. As such, we look forward to the start-up of our newest 911 contract in Aurora, Colorado, and the chance to demonstrate our customer service ethics to the hospital systems throughout the State of Colorado. Thus, the Company's marketplace momentum should continue to build as we place greater emphasis on operational efficiencies.

"In conclusion, I would like to reflect on those areas in which Rural/Metro continues to excel. Most importantly, our 911 response systems continue to meet or exceed performance requirements. Thus, our customers have received excellent service during this period of industry-wide stress. The recent acquisition in Argentina has proved to be everything we hoped for and more. Our local management team has been able to combine redundant operation and back office functions at a much more rapid pace than expected. At the same time, interest from managed care insurance plans has been immediate, generating several new opportunities within the first month of operations."


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Rural/Metro Corporation provides mobile health services, including "911" and general ambulance services; fire protection and other safety-related services to municipal, residential, commercial and industrial customers in more than 400 communities throughout the United States, Canada and Latin America.

Except for the historical information contained herein, this press release contains forward looking statements that involve risks and uncertainties regarding accounts receivable collection and operating results that could cause actual results to differ materially. These factors include the rate and extent of acquisition activity, the rate and extent of new contract activity, and the effects of other factors that impact demand for the Company's services. These factors and other risks are disclosed from time to time in the Company's SEC reports and filings.

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